Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-1

(Form Type)

Jupiter Neurosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee (3)

Equity	Common stock, par value $0.0001 per share	Rule 457(o)			$15,000,000	0.0000927	$1,390.50
Total Offering Amounts/Net Fee Due					$15,000,000		$1,390.50

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)	Previously paid $4,477.42